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                                                                    Exhibit 10.2

                                Execution Copy
                                --------------

                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT
                   -----------------------------------------

          EMPLOYMENT AGREEMENT ("Agreement"), dated October 6, 1998, by and between HORACE MANN EDUCATORS CORPORATION, a Delaware corporation (the "Company"), and PAUL J. KARDOS, an individual residing at 709 Clipper Road, Springfield, IL 62707 (the "Executive").

                              W I T N E S S E T H
                              --------------------

          WHEREAS, the Executive, who has been serving as President and Chief Executive Officer of the Company since 1979, wishes to continue to serve the Company and the Company wishes to secure the services of the Executive under the terms described below, and

          WHEREAS, the Executive and the Company are parties to an Employment Agreement dated as of August 1, 1996 which they hereby wish to amend and restate.

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained in this Agreement, the parties hereto agree as follows:

          1. Term of Employment. The Company hereby employs the Executive for a term (the "Term") expiring on July 31, 2001. The obligations and covenants of the parties hereunder shall be of no further force and effect as of the end of the Term, except those obligations which shall survive this Agreement as set forth in Section 11, and except for vested fringe benefits and compensation earned by the Executive pursuant to Section 3 up to the termination date.

          2. Duties of Executive. During the Term, the Executive shall perform the duties of Chairman of the Board of Directors and Chief Executive Officer of the Company. Subject to supervision by the Company's Board of Directors, the Executive shall have overall charge of the business affairs of the Company, with the duties, responsibilities and authorities normally associated with such position. The Executive shall also serve as an officer and/or director of such one or more affiliates and subsidiaries of the Company as the Company's Board of Directors shall request, and shall be entitled to no additional remuneration for such service. In addition to such duties, in anticipation of the Executive's retirement from employment with the Company at the end of the Term, the Executive will diligently assist the Board of Directors in searching for a successor Chief Executive Officer of the Company and in managing an orderly transition of leadership of the Company from the Executive to such successor. During the Term, the Executive shall devote substantially all of his business time and efforts to the business and affairs of the Company and will not engage in any activity which interferes with the performance of his duties hereunder.

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          3.   Compensation.

          3.1 Base Salary. In consideration of the Executive's service hereunder, the Company shall pay to the Executive a base salary at an annual rate of Four Hundred Ten Thousand Dollars ($410,000) (the "Base Salary"). The Base Salary shall be payable in accordance with the standard policies of the Company in existence from time to time, subject to any deductions required by law.

          3.2 Bonus. In addition to the Base Salary, the Executive shall be entitled to a cash bonus (the "Bonus") within three months after the end of each fiscal year of the Company, with the amount thereof at the discretion of the Board of Directors and payable in accordance with the standard policies of the Company in existence from time to time, subject to any deductions required by law; provided, however, that (a) each such annual cash bonus shall not be less than Four Hundred Thousand Dollars ($400,000) and (b) with regard to 2001, a pro rated portion of such bonus, based on the portion of 2001 during which the Executive is employed by the Company, shall be paid.

          3.3 Additional Benefits. In addition to the compensation explicitly provided for herein, the Executive shall be entitled to such fringe benefits as are made available generally to the senior executives of the Company, including participation in such pension, group life, disability, health and other similar benefit or insurance programs as are now or hereafter made available generally to such executives, including any "top hat" pension program which the Company may adopt for some or all of its senior executives during the Term. All benefits payable pursuant to this Section 3.3 are herein referred to as the "Additional Benefits."

          3.4 Expenses. The Executive shall be reimbursed by the Company for all reasonable, out-of-pocket ordinary and necessary business expenses incurred by the Executive for the purpose of and in connection with the performance of the Executive's services hereunder. Such reimbursement shall be made upon presentation of vouchers or other statements itemizing such expenses in reasonable detail consistent with the Company's policies.

          3.5 Vacation. The Executive shall be entitled to such amount of paid vacation during each year as shall be afforded to the other senior executives of the Company.


          4.   Termination.

               4.1  Termination Without Cause.

                    (a) During the Term, the Company may terminate this Agreement, without Cause, effective upon the occurrence of any of the following events:

                         (i)  thirty (30) days after written notice is delivered
to
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the Executive by the Company of the determination of the permanent disability of the Executive, defined for purposes of this subparagraph (a) as incapacity of the Executive to fulfill his normal duties and responsibilities hereunder for a period of one hundred twenty (120) work days out of one hundred fifty (150) consecutive work days by reason of physical or mental disability as determined by a medical doctor selected by the Board of Directors of the Company and acceptable to the Executive or his personal representative and confirmed in writing by such doctor, which confirmation shall be submitted to the Board of Directors of the Company and the Executive or his personal representative;

                         (ii)  the death of the Executive; or

                         (iii) sixty (60) days after written notice of
termination is delivered to the Executive by the Company for any reason other than pursuant to subsections (a) (i) or (a) (ii) of this Section or Section 4.3 hereof.

                    (b) The Executive may terminate this Agreement at any time during the Term if there is a material adverse change or diminution in the Executive's duties or responsibilities or if there is any other material breach of this Agreement by the Company.

                    (c)  Upon termination of this Agreement pursuant to this
Section 4.1, the obligations and covenants of the parties hereunder shall be of no further force and effect, except those obligations which shall survive this Agreement as set forth in Section 11 and except for the payment obligations of the Company set forth in Section 4.2 below.

               4.2 Payment Obligations of the Company upon Termination Without Cause. The Company shall be obligated to the Executive as follows in the event of any termination of this Agreement as set forth in Section 4.1:

                    (a)  In the event of termination pursuant to Section 4.1(a)
(i) or (ii), the Executive or his estate shall be entitled to receive all compensation and other benefits, including, without limitation, the Base Salary, the Bonus and the Additional Benefits to which the Executive is entitled through the first to occur of (i) the one-year anniversary of the date of such termination or (ii) the date which would have been the last day of the Term, in the absence of such termination.

                    (b)  In the event of termination pursuant to Sections 4.1(a)
(iii) or 4.1(b), the Executive shall (i) promptly receive, in cash and without discount, the aggregate amount of the Base Salary and the Bonus that he would have been entitled to receive through the date which would have been the last day of the Term, in the absence of such termination (the "Remaining Term"); and
(ii) receive the Additional Benefits to which the Executive is entitled through the Remaining Term. In addition, the Executive shall, for purposes

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of all pension and related plans maintained by the Company, be treated as having been employed by the Company through the Remaining Term.

               4.3 Termination for Cause. During the Term, this Agreement may be terminated for Cause effective upon receipt by the Executive of the Company's written notice specifying a valid basis for termination of the Executive for Cause. "Cause" shall mean:

                    (a) the Executive's criminal conviction for fraud, embezzlement, misappropriation of assets or any other felony (excluding traffic violations); or

                    (b) the continuance of willful and repeated failures by the Executive to perform his obligations under this Agreement which have not been cured by the Executive within thirty (30) days following receipt of written notice from the Board of Directors of the Company specifying such failure and the action required by the Executive to cure such breach of his obligations hereunder.

                    Upon termination by the Company for Cause, the obligations and covenants of the parties hereunder shall be of no further force and effect, except those obligations which shall survive this Agreement as set forth in
Section 11, and except for vested fringe benefits and compensation earned by the Executive pursuant to Section 3 up to the termination date.

          5.   Non-Competition; Confidentiality.

               5.1 Non-Competition. At all times during the Term, and for a period of (a) three (3) years following thereafter in the event of (i) a termination governed by the provisions of Section 4.1(a)(i) or 4.3 hereof, (ii) a voluntary termination by the Executive (other than a termination under Section 4.1(b) hereof) before the end of the Term or (iii) employment of the Executive hereunder for the entire Term, the Executive shall not commit any of the Prohibited Acts (as defined in Section 5.2 below).

               5.2 Definitions. For purposes of this Agreement, "Products" shall mean any products, as of the date the Executive's employment hereunder terminates, in the product lines of companies owned by the Company on June 1, 1996 (the "Subsidiaries").

               For purposes of this Agreement, "Direct Competitor" shall mean any company which is or becomes a significant and direct competitor of any of the Subsidiaries on or after the date of this Agreement.

               For purposes of this Agreement, "Prohibited Acts" shall mean owning, managing, operating, controlling or participating in the ownership, management, operation or
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control of, or being connected as an officer, employee, partner, director, agent or consultant of, or having any financial interest in, any Direct Competitor.

               5.3 De Minimis Stock Ownership. Notwithstanding any other provision of this Section 5, ownership of five percent (5%) or less of any class of voting securities of a company listed on a nationally recognized stock exchange or for which prices are quoted on the National Association of Securities Dealers Automated Quotation System shall not constitute a Prohibited Act.

               5.4 Confidentiality. The Executive agrees, at all times during and after the Executive's employment hereunder, to hold in strictest confidence, and not to disclose to any person, firm or corporation, without the express written authorization of the Board of Directors of the Company, any trade secrets, any financial information or any secret or confidential information relating to the products, marketing programs, customers, sales or business of the Company, except as such disclosure or use may be required in connection with his work for the Company or is published or otherwise readily available to the public or becomes known to the public other than by breach by him of this Agreement.

               5.5 Remedies. It is recognized that damages in the event of breach by the Executive of this Section 5 would be difficult, if not impossible, to ascertain, and it is therefore agreed that the Company, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief, in any court of competent jurisdiction, enjoining any such breach, and the Executive hereby waives any and all defenses he may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right shall not preclude or impair any other rights and remedies at law or in equity that the Company may have.

          6. Indemnification. The Company will indemnify the Executive against all costs, charges and expenses (including reasonable attorneys' fees) incurred or sustained by him in connection with any claim, action, suit or proceeding to which he may be made a party by reason of his being an officer, director or employee of the Company or any of its subsidiaries or affiliates, provided the Executive acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was illegal. In addition, the Company shall indemnify the Executive for all costs, including reasonable attorneys' fees, incurred by the Executive in connection with any successful action by the Executive to enforce or otherwise determine or insure compliance by the Company with the terms of this Agreement.

          7. Certain Additional Payments by the Company. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement (a "Payment"), would be

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subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively, the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (the "Excise Tax Payment") in an amount equal to the Excise Tax imposed upon the Payments. For purposes of calculating the Excise Tax Payment due hereunder, Payments shall not include such Excise Tax Payment.

          8. Assignabilitv; Binding Nature. This Agreement shall inure to the benefit of the Company and the Executive and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that any such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

          9. Notices. Any notice hereunder shall be properly given if by personal delivery or registered or certified mail, return receipt requested, as follows:

          If to Executive, at the address first above written,

          with a copy to:

               Edward F. Michalak, Esq.
               McDermott, Will & Emery
               227 W. Monroe Street
               Chicago, Illinois 60606



          If to the Company, to:

               Horace Mann Educators Corporation
               1 Horace Mann Plaza
               Springfield, Illinois 62715-0001
               Attention:  Secretary

          with a copy to:

               Conor D. Reilly, Esq.
               Gibson, Dunn & Crutcher LLP

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               200 Park Avenue
               New York, N.Y. 10166-0193

or to such other addresses as the parties may designate in writing.

          10. Integration; Modification. This Agreement shall supersede all previous negotiations, commitments and writings with respect to the employment of the Executive, including without limitation the Employment Agreement between the Executive and the Company dated as of August 1, 1996; provided, however, that this Agreement will not affect the existence and enforceability of the change of control severance agreement and the change of control continuation of employment agreement between the Company and the Executive as they exist on the date hereof. This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties hereto. The failure of either party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provisions, nor in any way to affect the validity of this Agreement or the right of either party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

          11. Survival of Certain Obligations. Except as otherwise specifically provided for herein, the obligations of the parties pursuant to Sections 5, 6 and 7 shall survive the termination of this Agreement.

          12. Severability. If any term or provision of this Agreement is declared invalid by a court of competent jurisdiction, the remaining terms and provisions of this Agreement shall remain unimpaired. If any term or provision of Section 5 of this Agreement, or portion thereof, is so broad in scope or duration as to be unenforceable, such provision or portion thereof shall be interpreted to be only so broad as is enforceable.

          13. Captions. The captions appearing in this Agreement are inserted only as a matter of convenience and as a reference and in no way define, limit or describe the scope or intent of this Agreement or any of the provisions hereof.

          14. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Illinois without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

          15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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          IN WITNESS WHEREOF, each of the parties hereto has duly executed this
Agreement as of the date first above written.


                                      -----------------------------------------
                                      PAUL J. KARDOS


                                      HORACE MANN EDUCATORS CORPORATION


                                      By: _____________________________________
                                          Name: Ralph S. Saul
                                          Title: Director & Chairman of the
                                                  Organization Committee

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